EXHIBIT 23.1



            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Tofutti Brands Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-72654, 333-48605 and 333-79567) on Form S-8 of Tofutti Brands Inc. of our report dated March 22, 2006, relating to the balance sheet of Tofutti Brands Inc. as of December 31, 2005 and January 1, 2005 and the related statements of income, changes in stockholders' equity and cash flows for the fiscal years then ended, which report appears in the Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 of Tofutti Brands Inc.

                                            AMPER, POLITZINER & MATTIA, P.C.
                                            /s/ Amper, Politziner & Mattia, P.C.
Edison, New Jersey
March 30, 2006